EXHIBIT 2.1

ASSIGNMENT

     This ASSIGNMENT, dated as of August 27, 2003 (this “Assignment”), is entered into by and among Borg Merger Sub II, Inc. (“Assignor”), a Delaware corporation and a direct wholly-owned subsidiary of Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Parent”), and Business Objects Americas, Inc. (“Assignee”), a Delaware corporation and a direct wholly-owned subsidiary of Parent.

     WHEREAS, Parent, Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub 1”), Assignor, Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub 3”), Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands with limited liability (together with any successor by deregistration and domestication, “HoldCo”) and Crystal Decisions, Inc., a Delaware corporation (“Crystal”), have entered into that certain Agreement and Plan of Merger dated as of July 18, 2003 by (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions therein, (1) Merger Sub 1 will merge with and into HoldCo (the “HoldCo Merger”), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Assignor (the “Second HoldCo Merger”), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into Crystal (the “Company Merger”), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger; and

     WHEREAS, Section 12.9 of the Merger Agreement, among other things, permits any of Merger Sub 1, Assignor and Merger Sub 3 to assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly-owned Subsidiaries of Parent if and only if such assignment would not in any manner adversely affect the rights, obligations and benefits of the transactions contemplated hereby of any party or any of their direct or indirect affiliates; and

     WHEREAS, Assignor desires to assign to Assignee all of its rights, interests and obligations under the Merger Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1.     Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

     2. Assignment by Assignor. Assignor hereby assigns to Assignee all of its rights, interests and obligations under the Merger Agreement, subject to and in accordance with the terms of Section 12.9 of the Merger Agreement.

     3.     Acceptance by Assignee. Assignee hereby accepts such assignment and assumes and agrees to perform when due the obligations of Assignor under the Merger Agreement.

     4.     Representations and Warranties of Assignee and Assignor. Each of Assignee and Assignor hereby represents and warrants as follows:

(a)	Organization. Each of Assignee and Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Neither Assignee nor Assignor is in material violation of any provision of its certificate of incorporation or bylaws.

(b)	Authority. Each of Assignee and Assignor has all requisite corporate power and authority to enter into this Assignment. Assignee has all requisite corporate power and authority, subject to the approval of the Mergers and the Capital Increase by Parent’s stockholders, to consummate the Mergers and the other transactions contemplated by the Merger Agreement. The execution and delivery of this Assignment has been duly authorized by all necessary corporate action on the part of Assignor and no other corporate proceedings on the part of Assignor are necessary to authorize this Assignment. The execution and delivery of this Assignment and the consummation by Assignee of the Mergers and the other transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of Assignee and no other corporate proceedings on the part of Assignee are necessary to authorize this Assignment or to consummate the Mergers and the other transactions contemplated by the Merger Agreement, subject to the approval of the Mergers and the Capital Increase by the requisite vote of Parent’s stockholders, and the filing of the Certificates of Merger pursuant to the DGCL. This Assignment has been duly executed and delivered by each of Assignee and Assignor and, by virtue of this Assignment, the Merger Agreement constitutes a valid and binding agreement of Assignee, enforceable against it in accordance with its terms.

(c)	Consents. The execution and delivery of this Assignment by Assignee does not, and the performance of Assignor’s obligations under the Merger Agreement by Assignee and the consummation by Assignee of the Mergers and the other transactions contemplated by the Merger Agreement will not, subject to obtaining the approval of the Mergers and the approval of the Capital Increase by Parent’s stockholders, (i) conflict with or violate the organizational documents of Assignee, (ii) conflict with or violate any Legal Requirement applicable to Assignee or by which Assignee or its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Assignee’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or

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result in the creation of an Encumbrance on any of the material properties or assets of Parent or any of the Parent Subsidiaries pursuant to any Parent Material Contract other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or Encumbrances that individually or in the aggregate would not have a Parent Material Adverse Effect or prevent or materially adversely affect the ability of Parent to consummate the Mergers within the time frame in which the Mergers would otherwise be consummated in the absence of such conflict, violation, breach, default, right, termination, amendment, acceleration, cancellation or Encumbrance.

     5.     No Adverse Effect. Each of Assignor and Assignee hereby represents and warrants that the assignment of Assignor’s rights, interests and obligations under the Merger Agreement to Assignee provided by this Assignment will not in any manner adversely affect the rights, obligations and benefits of the transactions contemplated by the Merger Agreement of any party to the Merger Agreement or any of their direct or indirect affiliates.

     6.     Governing Law. This Assignment will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     7.     Further Assurances. Upon request, each of Assignor and Assignee will perform such further acts and execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Assignment.

     8.     No Further Modification. Except as is specifically provided herein, this Assignment shall not be deemed to modify or affect the Merger Agreement.

     9.     Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

[Signature Page Follows]

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     IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the date first set forth above.

ASSIGNOR

Borg Merger Sub II, Inc.

By	/s/ Bernard Liautaud
	Name:	Bernard Liautaud
	Title:	Chief Executive Officer and President

ASSIGNEE

Business Objects Americas, Inc.

By	/s/ Bernard Liautaud
	Name:	Bernard Liautaud
	Title:	Chief Executive Officer and President

ACKNOWLEDGMENT

Subject to and in reliance upon the representations and warranties of Assignor and Assignee set forth above in this Assignment, each of HoldCo and Crystal hereby acknowledges the assignment of Assignor’s rights, interests and obligations under the Merger Agreement to Assignee provided for by this Assignment.

Seagate Software (Cayman) Holdings Corporation (as successor to Seagate Software (Cayman) Holdings)

By	/s/ David Roux
	Name:	David Roux
	Title:	Chairman

Crystal Decisions, Inc.

By	/s/ Susan J. Wolfe
	Name:	Susan J. Wolfe
	Title:	Vice President, General Counsel and Secretary